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                     NORTHEAST PENNSYLVANIA FINANCIAL CORP.
                      2004 ANNUAL MEETING SPEECH TRANSCRIPT
       DELIVERED BY THOMAS M. PETRO, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                FEBRUARY 19, 2004

Good Morning. I am Tom Petro, President and Chief Executive Officer of Northeast Pennsylvania Financial Corp. and First Federal Bank. First some housekeeping items: My comments this morning contain predictions about future results, or forward-looking statements, based on management's current expectations. The Company intends such forward-looking statements to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, and I am including this statement for the purpose of these safe harbor provisions. I would ask that you please hold questions until the end of my presentation. Chairman Kennedy will open the floor for questions at a point later in the meeting.

The 2003 fiscal year was a difficult and disappointing one for our Company. Your new management team has a plan for turning the Company around and achieving profitable growth. The turnaround plan is built upon three pillars:

1.       Vision and Strategy
2.       Earnings
3.       Controls

I will briefly elaborate on each of these.

VISION AND STRATEGY
-------------------

The first pillar of our turnaround plan is Vision and Strategy. Our vision is simply this: to create satisfied clients. We believe the foundation of high performing community banks is a growing population of satisfied clients. We are devoting tremendous energy and resources at all levels of the Company to create alignment around this vision.

Alignment has taken on particular meaning for all of us at the Company. It has two dimensions that can be visualized as crosshairs in a riflescope. The vertical dimension is about aligning all of our employees with our vision. By this, I mean that all employees understand our vision and can relate it to their particular work contribution. We believe that it is not possible to create satisfied clients without satisfied employees. To that end, we are engaging our team in our vision. We are collecting information from employees about how well things work. We are asking for their help in fixing broken processes and fine-tuning others. And, we are investing in their professional growth and development in order to equip us with the skills and knowledge we need to create satisfied clients.

The horizontal dimension is about aligning our business processes to deliver what our clients care about most. This demands, first, that we understand what our clients care about most and, secondly, that we deliver on those wants and needs. It also requires that we understand how we make it difficult for our clients to do business with us so that we can remove self-imposed obstacles to client satisfaction.

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We believe alignment of vision with our employees and alignment of processes with our clients unleashes the power of the Company to sustain profitable growth. Satisfied employees create satisfied clients, which in turn create satisfied stockholders.

Our strategy is to focus on two market segments: small and mid-sized businesses in our markets and wage-earning consumers. There is, we believe, a tremendous opportunity for business banking in Northeast Pennsylvania. To create satisfied business clients we are investing in business lenders and plan to double the size of our business banking team. We are also adding strength to our cash management offerings, developing our cash management expertise, and are exploring ways to expand our employee benefits plan offerings.

To create satisfied wage-earning consumers, we have reorganized our branch system, closing three branches and selling a fourth. We will continue to seek opportunities to better align our branches with our strategy. We have strengthened our branch leadership team. We are also implementing a disciplined service delivery process that we call "ESE" - Exceptional Service Experiences - designed to put our vision and strategy into action through our employees.

This is the vision and strategy that we have set for the Company. We are very excited about it. There is a great deal of work to do. And we have only just begun.

EARNINGS
--------

The second pillar of our turnaround plan is Earnings. The Company's performance in recent years has been poor as measured by Return on Assets and Return on Equity. The Company remains in a turnaround situation. Our renewed focus on fundamentals is beginning to bear fruit as evidenced by the Company's first quarter 2004 financial results. For the quarter ended December 31, 2003, your Company earned $0.25 per share on a fully diluted basis - a 47% improvement over the same restated period last year. This is a good result and we are proud of it, yet there is much more to accomplish.

While we are pleased with these initial results, we were forced to consider the dividend level and the result was to reduce the dividend. The Company's previous dividend amount, recently at $0.12 per share, was simply too high for the level of core earnings being generated. In recent periods, the Company was paying out over 70% of its earnings in dividends - a level that is more than double the industry average. The Company simply could not sustain this level of payout. The Bank requires capital to support planned growth and requires sufficient capital to support the present and planned risk-profile of the Company. The primary source of capital is the Company's retained earnings - that is, what is left after making dividend payments. The recently declared dividend of $0.06 per share, retains capital for our growth and is more in line with our peers and industry averages.

Now let's look at how we intend to turn the Company around and grow. We have established specific 3 to 5 year strategic goals for each of four Financial Critical Success Factors. These are: Net Interest Margin ("NIM"), Asset Quality, Fee Income/Total Income and Efficiency Ratio. Allow me to elaborate briefly on each.

NET INTEREST MARGIN
-------------------

We intend to increase the earnings power of the Company's balance sheet. Net interest margin is a key measure of balance sheet earnings power. Our plan is to improve the mix of assets and


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liabilities, maintain pricing discipline for those assets and liabilities and improve both the credit quality of assets and the core deposit quality of liabilities.

                                       MIX

We will improve the asset mix by adding more prudently underwritten business loans, direct consumer loans and floating rate residential mortgage loans while we systematically reduce our reliance on indirect automobile lending. We expect this shift to occur gradually over a number of years. As we implement operating changes to carry this out, we expect to see an initial decline in total loans, offset by continued growth in the Bank's investment portfolio in the near term. As our strategy gains traction, we expect to see this trend reverse.

We will also improve the Company's liability mix. Our renewed focus is on core deposit growth - both personal and business. We will shift away from chasing higher rate out-of-market deposits.

                                     PRICING

We will improve pricing of both loans and deposits through pricing discipline. Generally speaking, the Bank's loan and deposit pricing have eroded balance sheet earnings power. We expect it will take a number of years to realize the full earnings impact of pricing discipline as seasoned loans and deposits mature and are replaced with new business.

Another example of how we intend to improve pricing is related to the Bank's off-balance sheet activity. The Bank also has a large amount of higher costing fixed-rate Federal Home Loan Bank borrowings. Aside from the high costs of these borrowings, these borrowings have imbedded options that are unfavorable to the Bank and carry stiff pre-payment penalties. We will continue to opportunistically mitigate the earnings impact of these borrowings. An example is our recent decision to enter into swap agreements that effectively changed $40 million of borrowings from fixed rate to floating rate. This has had an immediate positive effect on earnings, and though it shifts the Bank's interest rate exposure, the Bank remains within acceptable risk tolerances.

ASSET QUALITY
-------------

We will improve the quality of the Company's balance sheet. Non-performing assets are down 17% in the first quarter compared to year-end, but remain unacceptably high. We have devoted tremendous energy to re-writing our lending policies to improve credit quality and have shifted the credit culture of the Bank to a more conservative risk-averse posture. We have also tightened credit controls and we ceased originating that portion of indirect automobile loans that are below "prime" grade unless other significant factors exist that substantially mitigate risk. We still have, of course, credit quality concerns related to our existing automobile loan portfolio that will only be resolved as such loans are paid off over time. We believe that we have adequate loan loss reserves for the present risk profile of our loan portfolios. We continue to monitor the allowance carefully and will make adjustments as required by evolving market conditions and the ever-changing financial capacity of our borrowers.

FEE INCOME TO TOTAL INCOME
--------------------------

We intend to grow fee-generating businesses. In particular, we intend to increase fees generated from cash management services provided to small and mid-sized businesses. We will also

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continue to explore ways to improve the contribution of our insurance, trust and title insurance businesses.

EFFICIENCY RATIO
----------------

We will improve our efficiency ratio. This ratio is a measure of how much it costs the Company to produce a dollar of revenue. A lower cost results in higher earnings, hence a low efficiency ratio is important to us. All of the initiatives previously discussed will improve our efficiency ratio. In addition, we will continue to seek ways to better align our branch distribution system with market opportunities and will look to leverage our employees by focusing on profitable market segments, products and customers.

STRATEGIC GOALS FOR EACH CRITICAL SUCCESS FACTOR
------------------------------------------------

o The Company's NIM at fiscal year-end was 2.48%. Our strategic objective is to increase the NIM by 50% or more in 3 to 5 years.
o The Bank's Asset Quality as measured by Classified Loans/Total Loans stood at 5.9% at fiscal year-end. Our strategic objective is to achieve asset quality of less than 80 basis points classified loans/total loans in 3 to 5 years, which is more in line with Bank peers.
o        The Company's Fee Income/Total Income was near 18% at fiscal year end.
         Our strategic objective is to increase this by 50% in 3 to 5 years by expanding fee-generating businesses including cash management services, trust and wealth management services, insurance and other fee generating activities.
o The Company's Efficiency Ratio was almost 97% at fiscal year-end. Our strategic objective is to reach 65% in 3 to 5 years.

These 3 to 5 year Financial Critical Success Factors represent strategic goals for the Company and, if realized, a marked improvement over the Company's and Bank's historic financial performance. We intend to achieve these strategic financial objectives, goals and the other objectives that have been discussed today. However, investors and stockholders should understand that actual results may differ from the goals and objectives that we have established. The Company and the Bank compete in dynamic and fluid markets and face uncertainties and risks that may preclude the attainment of one or more of our goals and objectives.


CONTROLS
--------

The third pillar of our turnaround plan is improving internal controls. Last year, the Company announced a restatement of prior years earnings. I would like to discuss what led to the restatement, how it was discovered, and what has been done since then to improve internal controls.

The restatement was a result of an inadvertent computer coding error, dating back to 1998, that misclassified the way that automated entries were made relating to interest accruals on the Bank's indirect automobile portfolio. This coding error resulted in bookkeeping errors, which early on, were immaterial to the Company's earnings. The magnitude of the resulting bookkeeping entries grew over time. The error was first detected last summer by the Company's independent auditor, KPMG, during routine audit procedures performed in conjunction with the review of the Company's third quarter financial statements.

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Management has since conducted an exhaustive review of its accounting systems in order to determine if there were other undetected errors or omissions. This review uncovered other items that required restatement, all of which were inadvertent.

The restatements were terribly embarrassing to the Company and pointed to the need for improved internal financial controls over basic bookkeeping functions - both automated functions and those performed by people.

The Company has since revamped its bookkeeping practices, added additional controls and has upgraded the accounting staff to provide better oversight. We believe that the actions taken have improved the Company's controls.

CONCLUSION
----------

In conclusion, there remains a tremendous opportunity for our Company in Northeast Pennsylvania. Your new management team has established a plan for turning the Company around and for restoring profitable growth. It is built upon three pillars: Vision and Strategy, Earnings and Controls. Our vision is to create satisfied clients. Our strategy is to be a formidable competitor for business banking and wage-earning consumers. We are aligning our employees and our processes with our vision to deliver what our clients care about most. We have established four critical success factors with specific 3 to 5 year goals and objectives for each. We have strengthened our system of internal controls. We are pleased with our progress to date, but there is much more to do.

Finally, on a personal note, I am deeply indebted to the men and women who serve our clients and stockholders with me. We all recognize that there is considerable toil required to achieve our goals and objectives. The commitment and dedication of our employees to the Company's success is a source of inspiration to me. I am proud to serve with them. I am also indebted to the members of our board of directors for their counsel, wisdom and support. I am also indebted to you, our stockholders, for your continued support as we turn the Company and Bank around. Thank you.




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